EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY




                               Interplay OEM Inc.

                              Gamesonline.Com Inc.

                          Interplay Productions Ltd. -
                                 United Kingdom

                              Interplay Japan K.K.